Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-176182 on Form N-2 of our report dated January 30, 2012 relating to the financial statements of VII Peaks-KBR Co-Optivist Income BDC II, Inc. as of December 31, 2011 and for the period from August 3, 2011 (date of inception) to December 31, 2011 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement..

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

February 14, 2012